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                                                                       EXHIBIT 1

                                  SCOTT MILLER
                              11515 Hillcrest Road
                               Dallas, Texas 75230

                                  April 5, 2002

Mr. Casey Cowell
676 North Michigan Avenue
Suite 3450
Chicago, Illinois 60611

         Re: Intent to Purchase of Shares of Panja Inc.; Amendment to Price Support Letter

Dear Mr. Cowell:

         Reference is made to that certain (i) Subscription Agreement dated February 22, 2001 (the "Subscription Agreement"), between Panja Inc., a Texas corporation (the "Company"), and you, whereby you purchased from the Company that number of shares (the "Shares") of the Company's common stock, par value $0.01 per share, set forth in the Subscription Agreement and (ii) Price Support Letter dated February 22, 2001 (the "Price Support Letter").

         Per our recent discussions, I hereby offer to purchase the Shares from you on or before May 5, 2002 at a price per share of $4.3062, for an aggregate purchase price of $1,500,000.18, and hereby offer to sell to me the Shares at the above stated price on or before May 5, 2002.

         Further, you agree that the Price Support Letter shall be hereby amended such that the term "Qualifying Period" (as defined in the Price Support Letter) means the 225-day period after the first anniversary of the Closing (as defined in the Subscription Agreement). This letter agreement shall not amend the terms of the Price Support Letter other than as set forth herein.

         This letter agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas without regard to any conflicts of law principle which would require the application of some other state law.

                                   Sincerely,


                                   -------------------------------------
                                   Scott Miller

ACKNOWLEDGED AND AGREED
as of April 5, 2002:


----------------------------------
Casey Cowell